EXHIBIT 10.5

                                AGREEMENT

  THIS AGREEMENT is made and entered into as of the 23rd day of October, 1998, by and between CATALYST INTERNATIONAL, INC., a Delaware corporation (the "Company") and JAMES G. STOWERS (the "Executive").

                                 BACKGROUND:

The Executive is employed by the Company in the capacity of Senior Vice President--Corporate Development. The Executive and the Company are parties to an Agreement dated November 12, 1997 (the "1997 Agreement") and to a letter agreement dated February 23, 1998 (the "1998 Letter"). The parties desire to terminate the 1997 Agreement and the 1998 Letter and make certain other commitments as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Termination of 1997 Agreement and 1998 Letter. Effective upon the execution hereof, the 1997 Agreement and the 1998 Letter shall terminate and be of no further force and effect.

2. Agreement of the Executive to Remain Employed Through May 31, 2000. The Executive agrees to remain employed by the Company (or any successor of the Company) through May 31, 2000, at an annual salary of $110,000, payable at such times as the Executive currently receives payments of salary. Commencing June 1, 2000, the Executive shall cease being an employee of the Company, unless the Company and the Executive shall otherwise agree. If the Executive's employment with the Company is terminated prior to May 31, 2000 for any reason other than (i) voluntarily by the Executive or (ii) by the Company for Cause, the Executive will receive an annual amount of $110,000, payable monthly, through May 31, 2000. For purposes hereof, "Cause" shall mean the engagement by the Executive in illegal, fraudulent, or dishonest conduct which is injurious to the Company or any breach by the Executive of any agreement with the Company.

3.  Covenants of the Executive.

3.1. Restrictions. The Executive agrees that he shall not at any time during his employment with the Company and thereafter until June 1, 2004, either directly or indirectly, whether as agent, stockholder (except as the holder of no more than five percent (5%) of the stock of a publicly-held company, provided the Executive does not participate in the business of such company or render advice or assistance to it), employee, employer, officer, director, consultant, representative, trustee, partner, proprietor or otherwise:

(a) Acquire an ownership interest in, participate or engage in or render advice or assistance to any business which produces, sells or markets goods or services competitive with those produced, sold or marketed by the Company on the date of the acquisition,

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participation, advice or assistance or which
are in developmental stages (as evidenced by the Company's written records) on the date of the acquisition, participation, advice or assistance;

(b) Divert or attempt to divert, any business from the Company or contact, solicit or entice, or attempt to contact, solicit or entice any "supplier" or "customer" (each as hereafter defined) of the Company or other person or entity having business dealings with the Company so as to cause or attempt to cause any such customer, supplier or other person or entity not to do business with the Company;

(c) Disclose to any person other than an employee or agent of the Company having a need to know such information in the ordinary course of business, or to any other person to whom such disclosure has been authorized by the President or the Board of Directors of the Company any secret, trade secret, confidential or proprietary information or any other information not generally known to the public relating to the Company if disclosure thereof would be materially advantageous to competitors of the Company or disclosure thereof would be detrimental to the business or reputation of Company; or

(d) Cause or attempt to cause any employees of the Company not to work for the Company or to work for any business, firm or entity competitive with the Company.

For purposes of this Agreement, the terms "supplier" and "customer" shall mean those persons or entities from whom or to whom the Company has purchased or sold, or solicited to purchase or sell, products or services during the two year period immediately prior to the date of termination of the Executive's employment with the Company or at any time thereafter until June 1, 2004.

Remedy for Breach. The Executive acknowledges and agrees that a breach of the provisions of Subparagraph 3.1, above, will cause irreparable injury to the Company and that the Company shall be entitled to an injunction enjoining and restraining the Executive from doing or continuing to do any such act or creating any other violations or threatened violations of said subparagraph. The Executive agrees that in the event of a breach by him of the restrictions imposed by Subparagraph 3.1 above, the Company shall be entitled, in addition to such other remedies and damages, including without limitation, withholding payment of amounts due under Subparagraph 4.1, below as may be available to it, to an injunction prohibiting the Executive from engaging in any such acts.

3.3. Reasonable Restrictions. The Executive agrees that the terms and conditions of this Paragraph 3 are reasonable and necessary for the protection of the Company's business, trade secrets and confidential information and for the prevention of damage or loss to the Company as a result of action taken by the Executive. The Executive acknowledges that the consideration provided for in Subparagraph 4.1, below, is sufficient to compensate fully and adequately the Executive for agreeing to the restrictions set forth in this Paragraph 3 and that the Executive will be able to continue to pursue actively his career and earn sufficient compensation in business without breaching any of the restrictions contained in this Paragraph 3.


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4.  Compensation for Restrictive Covenants.

4.1. Fee. In consideration of the Executive's agreement to the restrictions set forth in Paragraph 3, the Company shall pay to the Executive during the four year period commencing on June 1, 2000 and ending on May 31, 2004, an annual amount of $110,000.00. In the event the Executive shall breach any of the provisions of Paragraph 3, above, the Company shall have no further obligation to pay the Executive any amount under this Subparagraph 4.1. Such fee shall be payable on a monthly basis by check mailed to such address as the Executive may from time to time designate. The Company shall not have the right to prepay any amount due the Executive under this Subparagraph 4.1, without the express written consent of the Executive or the Executive's personal representative.

4.2. Illness, Death or Incapacity. The Company's obligations to make payments due to the Executive Subparagraph 4.1, above, shall not terminate in the event of the Executive's death, illness, disability or incapacity. If the Executive should die prior to June 1, 2004, the payments which would otherwise have been made to the Executive under Subparagraph 4.1, above shall be made to the Executive's spouse or to any other beneficiary as the Executive shall have last designated in a written notice given to the Company. If the Executive's spouse or designated beneficiary should die before all payments are made hereunder, such payments shall be made to the Executive's estate.

4.3. Withholding, Payroll Taxes. Unless otherwise required by law, the Company will not withhold any taxes or make any other deductions from the payments to be made to the Executive pursuant to Subparagraph 4.1, above.
The Executive shall be solely responsible for the Executive's portion of any tax, with respect to the payments to be made to the Executive pursuant to Subparagraph 4.1, above. The Company shall have the right to rely upon an opinion of legal counsel or its outside auditors if any question should arise as to any such deductions.

5. Notice to Subsequent Employer. The Executive agrees to disclose fully the terms of this Agreement to any person, firm or entity by which he may hereafter become employed, or to which he may hereafter render services, prior to accepting such employment or performing any such services and agrees that the Company may, if it desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

6. Health Benefits. Commencing on the date hereof, and continuing uninterrupted through the earliest of (i) December 31, 2018; (ii) the date on which the Executive or the Executive's eligible dependents are entitled to receive health benefits elsewhere; or (iii) the date on which the Executive or the Executive's eligible dependents are entitled to receive fully-paid government-provided health benefits of no cost to the Executive, the Company shall provide the Executive and the Executive's eligible dependents with full medical, dental, vision and prescription drug benefits consistent with those benefits provided to the Company's senior executives. The benefits for the Executive's eligible dependents shall survive the Executive's death, and shall continue for those dependents as specified in the previous sentence even through

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the Executive may be entitled to receive health benefits from the government or another private party.

7.  Miscellaneous

7.1. Assignment; Binding Effect. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that the Company shall assign this Agreement to a successor entity in connection with any merger, consolidation or other corporate reorganization. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns, including, without limitation, any entity which may purchase stock or assets of the Company. No such transaction shall have the effect of terminating any of the Company's obligations hereunder.

7.2. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

7.3. Applicable Law; Choice of Forum. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws thereunder. Any disputes arising hereunder shall be brought before and heard by courts having their forum within the State of Wisconsin.

7.4. Amendment. This Agreement may not and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by a written instrument signed by the parties hereto.

7.5. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, written or oral, relating to the subject matter of this Agreement, including, without limitation, the 1997 Agreement and the 1998 Letter.

No Right to Employment. Nothing in this Agreement shall provide or confer to the Executive any right to remain employed by the Company and the Executive acknowledges and agrees that the Executive is an employee at will.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

CATALYST INTERNATIONAL, INC.

By: /s Sean P. McGowan
       -------------------------------------------
       Sean P. McGowan, President


EXECUTIVE:

/s/ James G. Stowers
- --------------------------------------------------
James G. Stowers


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